Aviation Group Announces Letter of Intent to Merge
                 Leading Travel Services & e-Commerce Companies
           $120MM Proforma Revenues on $4.2 Billion in Travel Bookings

Dallas, Texas. Aviation Group, Inc. (NASDAQ: AVGP) announced today that its Board of Directors has unanimously approved a Letter of Intent to acquire 100% ownership in Global Leisure, Inc. The Company also announced that immediately following this transaction it will pursue regulatory and shareholder approval to merge with travelbyus.com, Ltd. (Toronto Stock Exchange: TBU; Frankfurt stock exchange: TVB).

Travelbyus.com, Ltd. is a leading supplier of travel products including discount tickets, vacation packages, and other travel products. These products are sold worldwide through travelbyus.com's web page, its branded 800-iTRAVEL phone system, and over 2,000 North American travel agent affiliates. Global Leisure is a Seattle-based bulk-buyer of air tickets and packages, and has contracts with certain major domestic air carriers that will add significantly to the combined enterprise's product content.

The combined business represents approximately $120 million in proforma annual revenues from gross travel billings exceeding $4.2 billion, and upon consolidation and elimination of overlapping expenses can be significantly profitable in the near term. There are numerous content-rich acquisition opportunities, and the combined entity will benefit from strategic operating leverage exceeding other existing e-commerce travel service Internet portals in today's marketplace, the Company reported.

"This transaction repositions Aviation Group to participate in the creation of a global e-commerce travel content and distribution entity. travelbyus.com is on the for-front of the current paradigm shift in the trillion- dollar travel industry. The Internet will become the framework upon which this industry rests. Bill Kerby and the travelbyus.com team are already well underway to becoming a leader in the movement", said Lee Sanders, Aviation Group Chairman.

In the second phase of the transaction, the companies have agreed to immediately prepare and file a definitive agreement with all necessary regulatory authorities to approve by shareholder consent a merger of travelbyus.com, Ltd. into Aviation Group, Inc. in a share-for-share exchange. Each travelbyus.com, Ltd. Shareholder will receive one newly issued Aviation Group common share for each travelbyus.com common share. Aviation Group will change its name to travelbyus.com, Inc. upon consummation of the transaction. The structure anticipates a tax-free exchange for travelbyus.com, Ltd.'s shareholders.

There are presently 71,000,000 common shares of travelbyus.com, Ltd. outstanding, versus 3,600,000 Aviation Group, Inc. common shares outstanding, and shares of the combined company will be owned pro- rata. Owners and debt holders of Global Leisure, Inc. will receive certain additional Aviation Group convertible preferred stock and stock warrants approximating $16 million in the transaction.

The companies also jointly announced that Doerge Capital Management of Chicago, Illinois, a division of Balis Lewittes & Coleman, Inc., will assist in the closing of this transaction and provide up to $18 million in additional financing to assist in completing the transaction and fund continued acquisition and growth activities. "Global Leisure is a good fit for travelbyus.com, Ltd. The merger of the two companies into Aviation Group can allow us to build and fund a significant enterprise with strong international and domestic

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investor  support",  and David  Doerge,  Managing  Principal of Doerge  Capital.
Travelbyus.com,   Ltd.  has  previously   raised  a  total  of  $30  million  in
subordinated debt and common stock proceeds during the past nine months, it was reported.

Bill Kerby, travelbyus.com's CEO, will become CEO of Aviation Group and the combined enterprise, with the board of directors to consist of representatives from each company, it was announced. "By acquiring Global Leisure and merging into Aviation Group, we move travelbyus.com into the next phase of our business plan", said Kerby. "Global Leisure's bulk airline ticket purchase contracts, combined with our existing vacation package and other products, gives us major content to move through our e-commerce and travel agent channels. Access to United States capital markets and stock exchanges through Aviation Group will empower us to continue our aggressive growth and build a significantly stronger institutional shareholder base in the near term", said Kerby.

Except for the historical information contained herein, this press release contains statements that constitute forward- looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that may cause or contribute to such differences include, among other things, the Company's ability to close the proposed transactions disclosed. Other risks and uncertainties include changes in business conditions and the economy in general, changes in governmental regulations, unforeseen litigation and other risk factors identified in the Company's public filings under "Risk Factors". The Company undertakes no obligation to update these forward- looking statements for revisions or changes after the date of this press release.